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                              NORTH VALLEY BANCORP


North Valley Bancorp Announcement

May 31, 2005 - REDDING, CA - North Valley Bancorp's (NOVB) President and CEO, Michael J. Cushman, announced today the resignation of Edward J. Czajka, Executive Vice President and CFO. Mr. Czajka resigned to pursue other career opportunities; Mr. Czajka joined the Company in January 2001.

Mr. Cushman stated that he will begin interviewing for a new CFO immediately. Senior Vice President and Controller, Sharon L. Benson, will act as the Company's interim CFO. Mrs. Benson previously held the position of CFO and has been in the department since 1988, thereby, providing stability and consistency within the Department.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman
President & Chief Executive Officer
(530) 226-2900    Fax: (530) 221-4877